Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S−8 of our report dated June 26, 2015, relating to the consolidated financial statements of CollabRx, Inc. (Rennova Health, Inc. effective November 2, 2015), which appears in CollabRx Inc.’s Annual Report on Form 10−K for the year ended March 31, 2015.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

November 17, 2015